EXHIBIT 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES $8.3 MILLION CERAMIC BODY ARMOR ORDER
FOR U.S. MARINES

Costa Mesa, Calif. — June 18, 2009 — Ceradyne, Inc. (Nasdaq: CRDN) announces receipt of a $8.3 million delivery order from the U.S. Marine Corps, Quantico, Virginia. This order is for Enhanced Small Arms Protective Inserts (ESAPI) expected to be delivered in full by September 2009.

David Reed, Ceradyne’s President North American Operations, commented, “We are pleased to receive this Marine order. This order is a delivery order against a larger Indefinite Delivery/Indefinite Quantity (ID/IQ) contract previously announced. Ceradyne only records as backlog, orders with firm delivery dates such as this $8.3 million release. Ceradyne is also pleased with the knowledge that we continue to save the lives of American fighting men and women. With our armor facilities in Lexington, Kentucky, and Costa Mesa and Irvine, California, we intend to fully meet the delivery and quality requirements of this new order.”

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained therein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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